Exhibit H

                      [Proposed Notice of Proposed Transactions]

                               UNITED STATES OF AMERICA
                                      before the
                            SECURITIES EXCHANGE COMMISSION




          PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
          (Rel. No. _____________________)

          __________________________________________

          In the Matter of

          NATIONAL FUEL GAS COMPANY, et al.
          10 Lafayette Square
          Buffalo, New York 14203
          (70-9153)

          ___________________________________________



               National Fuel Gas Company ("National"), 10 Lafayette Square, Buffalo, New York 14203, a registered holding company, and each of National's wholly-owned subsidiaries have filed a joint application/declaration pursuant to Sections 6, 7, 9, 10, 12(b), 12(f), 32 and 33 of the Public Utility Holding Company Act of 1935, as amended ("Holding Company Act"), and Rules 45, 52, 53, 54 and 58 promulgated thereunder. Such subsidiaries include National Fuel Gas Distribution Corporation ("Distribution"), National Fuel Gas Supply Corporation ("Supply"), Seneca Resources Corporation ("Seneca"), Utility Constructors, Inc. ("UCI"), Highland Land & Minerals, Inc. ("Highland"), Leidy Hub, Inc. ("Leidy"), Horizon Energy Development, Inc. ("Horizon"), Data-Track Account Services, Inc. ("Data-Track"), National Fuel Resources, Inc. ("NFR"), Seneca Independence Pipeline Company ("Seneca Independence"), Niagara Independence Marketing Company ("Niagara Independence") and Niagara Energy Trading Inc. ("NET"). The subsidiaries listed above are collectively referred to as the "Subsidiaries". The Subsidiaries, excluding Distribution, are collectively referred to as the "Non-Utility Subsidiaries". National and its Subsidiaries are collectively referred to herein as the National Fuel Gas System ("System").

                    The System is seeking, as more fully described hereinafter, Commission authorization, to the extent not exempt from Commission approval under the Holding Company Act, or otherwise permitted or authorized under the Holding Company Act pursuant to Commission rule, regulation or order, for the items that follow, which authorization is to be applicable for the period from the effective date of the order (the "Order Date") through December 31, 2002 (the "Authorization Period") (except as specified herein):

          I. External financing by National, including A) short-term financing in the form of borrowings under credit facilities, issuance of commercial paper, other borrowings from banks or financial institutions and/or the issuance of other securities, B) long-term financing (debt and equity), C) hedging of financing risks, including those associated with existing and anticipated fixed and floating rate debt (whether denominated in U.S. dollar or foreign currency), and D) financing by means of the issuance of other securities.

          II. Intra-System financing of Subsidiaries, to the extent not exempt pursuant to Rule 52 or Rule 45, as applicable, including an intra-System Money Pool.

          III. External financing by Subsidiaries, to the extent not exempt pursuant to Rule 52, and the formation of financing entities.
          IV. Guarantees by National with respect to obligations of its Subsidiaries.

          V. Use of proceeds to include exempt investments in EWGs, FUCOs, Energy-Related Companies and Gas-Related Companies.

          I.   EXTERNAL FINANCING BY NATIONAL

          A.   INTRODUCTION

               National is requesting authorization to issue and reissue, from time to time during the Authorization Period, short-term debt (debt with a term not exceeding 270 days) aggregating not more than $750 million outstanding at any one time. National also is requesting authority to issue and reissue, from time to time during the Authorization Period, additional long-term securities aggregating not more than $2 billion outstanding at any one time. Such securities issuances would be in addition to any common stock that may be issued pursuant to National's Rights Plan, as previously authorized pursuant to the Order of the Commission dated June 12, 1996 (HCAR No. 26532; File No: 70-
          8841).

               National may issue securities covered by the Application/Declaration in any of the following ways: (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser, (iii) through agents, (iv) in exchange for securities of other companies, the acquisition of which is authorized under a separate order of the Commission or exempt pursuant to Section 32, 33 or 34 or Rule 58, as applicable, and/or (v) National currently obtains funds externally (i) through short-term debt financing under credit facilities with banks and financial institutions and through a commercial paper program, (ii) through long-term debt financing through the issuance of debentures and medium-term notes and
          (iii) through equity financing by means of compensation, benefits and incentive plans, customer stock purchase plans and dividend reinvestment plans (collectively, "Stock Issuance Plans").

               The System intends that any authorization granted pursuant to this Application/Declaration regarding the issuance of securities will supersede the previous authorizations described in the first paragraph of this Section A to the extent such previous authorizations apply to the issuance of securities (except as specified herein).

          Parameters for Authorization

               The Application/Declaration makes requests for authority, without any additional prior Commission approvals, to engage in future financing transactions for which the specific terms and conditions are not at this time known. The general conditions for undertaking such financing transactions without further prior approval are given directly below.

               1. National Debt of Investment Grade and Maintenance of Equity Ratio

                    National would be authorized to engage in the long-term debt financing activities described herein as long as: (i) its long-term debt rating is of investment grade as established by a nationally recognized statistical rating organization as that term is used in Rule 15c3-l(c)(2)(vi)(F) under the Securities Exchange Act of 1934 (the "Exchange Act"), and (ii) its common equity (as reflected in its most recent Form 10-K or Form 10-Q, as the case may be) does not fall below 30% of its consolidated capitalization. The issuance of any long-term debt would occur over such a period of time and in a combination with the issuance of equity such that it would not cause National's common equity to fall below 30% of consolidated capitalization.

               2.   Effective Cost of Money on Borrowings

                    The effective cost of money on debt borrowings made pursuant to the authorizations granted under the Application/Declaration will not, at the time of the issuance, exceed 300 basis points over the then current yield to maturity of comparable term U.S. Treasury securities.

               3.   Effective Cost of Money on Other Approved Securities

                    The effective cost of money on preferred stock and other fixed income oriented securities will not, at the time of the issuance, exceed 500 basis points over the then current yield to maturity of 30-year term U.S. Treasury securities.

               4.   Maturity of Debt

                    The maturity of each issuance of debt will be not more than 50 years.

               5.   Issuance Expenses

                    The underwriting fees, commissions, or other similar fees paid in connection with the issuance, sale or distribution of a security pursuant to this Application/Declaration will not exceed 5% of the principal or total amount of the financing.

               6.   Aggregate Dollar Limit

                    The  aggregate  amount  of  external  debt  and  equity
          financing to be issued or reissued by National during the Authorization Period will not exceed (i) $2 billion of additional long-term debt and equity outstanding at any one time (not including any common stock that may be issued pursuant to National's Rights Plan authorized pursuant to the Order of the Commission dated June 12, 1996 (HCAR No. 26532; File No. 70-
          8841)) and (ii) $750 million of short-term borrowings outstanding at any one time. The value of debt securities will equal the aggregate principal amount of such securities. The value of equity securities will equal the consideration received by National at the time the securities are issued.

                    National intends that proceeds from the sale of securities by National in external financing transactions will be used by National, together with other available funds, for general corporate purposes including (i) the financing, in part, of capital expenditures of National and its Subsidiaries, (ii) the financing of inventories and other working capital requirements, (iii) the acquisition, retirement or redemption of securities of which National is the issuer without the need for prior Commission approval pursuant to Rule 42 or a successor rule, and/or (iv) investments in EWGs and FUCOs, subject to the limitations of Rule 53, and in Energy-Related Companies and Gas-Related Companies, subject to the limitations of Rule 58.

          B.   SHORT-TERM FINANCING

               To provide financing for general corporate purposes, including the temporary financing of inventories and other working capital requirements and construction spending, National requests authorization to issue and reissue from time to time during the Authorization Period, up to $750 million at any one time outstanding of short-term debt consisting of borrowings under its credit facilities, the issuance of commercial paper, and/or other forms of short-term financing generally available to borrowers with investment grade credit ratings.

               In order to consolidate all orders authorizing financing under one file, National proposes that the authorization for short-term borrowings of an amount not to exceed $600 million outstanding at any one time (HCAR No. 26443; File No. 70-8729) be superseded, as of the Order Date, by the Order of the Commission sought herein.

               National further requests authorization to amend its commercial paper program or credit facilities without further Commission authorization, provided that the term of any borrowing thereunder does not extend beyond 270 days from its date of issuance or borrowing.

               1.   Commercial Paper

                    Commercial paper would be sold by National, from time to time, in established domestic or foreign commercial paper markets directly or through dealers and placement agents at prevailing discount rates, or at prevailing coupon rates, at the date of issuance for commercial paper of comparable quality and maturities sold to commercial paper dealers generally. National expects that the dealers and placement agents acquiring commercial paper from National will re-offer such paper at a discount to corporate, institutional and, with respect to foreign commercial paper, also to individual investors. Such corporate and institutional investors may include, among others, commercial banks, insurance companies, pension funds, investment trusts, mutual funds, foundations, colleges and universities, finance companies and nonfinancial corporations.

                    Back-up bank lines of credit for 100% of the outstanding amount of commercial paper are generally required by credit rating agencies. National states that it currently has a committed credit facility which acts as back-up to its commercial paper program.

               2.   Credit  Facilities  with   Banks  and  other  Financial
                    Institutions

                    National proposes to establish credit facilities with various banks and/or other financial institutions and to issue and sell, from time to time, short-term notes.

                    National states that such notes would bear interest at rates comparable to, or lower than, those available through other forms of short-term borrowing with similar terms as contemplated in this Application/Declaration. According to National, the term of any short-term notes would not exceed 270 days, and the total amount of notes outstanding at any time, when added to the aggregate amounts of short-term borrowing outstanding under other forms of short-term borrowing contemplated in the Application/Declaration, would not exceed the total amount of short-term debt for which authorization is requested. According to National, the borrowing arrangements with the banks and financial institutions may require compensating balances and/or commitment fees or similar fees. National requests authority to incur, if necessary, commitment or similar fees not to exceed one-half of one percent (.50%) of the average daily credit facility available, and/or compensating balances not to exceed twenty percent (20%) of the credit facility established. National states that, at all times, it will attempt to negotiate the most favorable effective borrowing rate taking into account any compensating balances and/or fees.

               3.   Other Securities

                    National may engage in other types of short-term financing as it may deem appropriate in light of its needs and market conditions at the time of issuance. Such short-term financing may include, without limitation, bank borrowings, and other short-term securities issued under a mortgage or indenture. The term of any such short-term borrowing would not exceed 270 days. In no case will the outstanding balance of all short-term borrowings exceed $750 million during the Authorization Period.

          C.   LONG-TERM FINANCING

               Long-term securities may consist of any combination of long-term debt (debt having terms in excess of 270 days), common stock, preferred stock, or other equity securities, as the case may be.

               1.   Long-term Debt Financing

                    National requests Commission authorization to issue or reissue from time to time during the Authorization Period additional long-term debt securities in an aggregate principal amount which, when combined with the value of the consideration received from the issuances of common stock, preferred stock and other equity securities during the Authorization Period, will not exceed $2 billion at any one time outstanding. The term of any such long-term debt securities will be in excess of 270 days. Examples of such long-term debt securities would include, but not be limited to, debentures, convertible debt, subordinated debt, medium-term notes, bank borrowings, and securities with call or put options. Any long-term debt security would have such designation, aggregate principal amount, maturity, interest rate(s) or methods of determining the same, terms of payment of interest, redemption provisions, non-refunding provisions, sinking fund terms, conversion or put terms, U.S. dollar or foreign currency denominations, security and subordination provisions, and other terms and conditions as National may determine at the time of issuance. Medium-term notes would be issued under the Indenture dated as of October 15, 1994, between National and The Bank of New York, Trustee (or any successor trustee), as amended (the "Indenture"). Debentures and other long-term debt securities may be issued under the Indenture or under a mortgage or other indenture.

               2.   Equity Financing

                    National requests Commission authorization to issue additional equity securities from time to time during the Authorization Period, the value of which, as determined at the time the securities are issued, when combined with other long-term securities issued pursuant to this Application/Declaration, would not exceed $2 billion, at any one time outstanding. The value of equity securities will equal the consideration received by National at the time the securities are issued. Such issuance would include (a) common stock and the rights appurtenant thereto (together, the "Shares"), including, but not limited to, Shares issued during the Authorization Period pursuant to the following Stock Issuance Plans and any successor Stock Issuance Plans: (i) the 1997 Award and Option Plan (HCAR No. 26670) whereby awards granting the right to purchase up to 1,900,000 Shares may be issued over a ten-year period through December 12, 2006, (ii) the Shares Payment Policy (HCAR No. 26655), (iii) the Customer Stock Purchase Plan (HCAR No. 26394),
          (iv) the Dividend Reinvestment and Stock Purchase Plan (HCAR No. 26261), (v) the 401(k) Plans (HCAR No. 26176), (vi) the 1993
          Award and Option Plan (HCAR No. 25753), (vii) the 1984 Stock Plan, (HCAR No. 24793) and (viii) the 1983 Incentive Stock Option Plan (HCAR No. 24793), (b) preferred stock, (c) other preferred securities, (d) options and/or warrants convertible into common or preferred stock and (e) common and/or preferred stock issued upon the exercise of convertible debt, rights, options, warrants and/or similar securities.

                    National states that, from time to time during the Authorization Period, it may adopt other similar Stock Issuance Plans may be adopted by National. For instance, a direct stock purchase plan with a dividend reinvestment feature that allows sales to persons not already shareholders may be implemented. National proposes to issue Shares pursuant to the existing plans and similar plans or plan funding arrangements hereinafter adopted and to engage in other sales of its Shares for reasonable business purposes without any additional prior Commission order during the Authorization Period, except that the grants of Shares and rights to purchase Shares under the 1997 Award and Option Plan may be issued from time to time until December 12, 2006. Transactions of this variety would thus be treated the same as other equity transactions permitted pursuant to the Application/Declaration. Any authorization requested by the Application/Declaration regarding the issuance of securities will supersede the authorizations cited above to the extent such previous authorizations apply to the issuance of securities, except that the authority previously issued in connection with the 1997 Award and Option Plan (HCAR No. 26670) shall still apply to the extent such previous authority extends through December 12, 2006.

          D.   HEDGING

               In addition, National requests authorization, to the extent needed, to enter into hedging transactions ("Hedge Program") to be initiated during the Authorization Period, with respect to all or a portion of existing or anticipated financings, including floating rate debt or fixed rate debt, using interest rate swaps or other derivative products that may be useful for such purposes.

               National is seeking authority, to the extent needed, to enter into one or more interest rate swaps ("Swaps"), and one or more derivative instruments, such as caps, floors, collars, ceilings, options and forwards (collectively, "Derivative Transactions"), with one or more counterparties from time to time during the Authorization Period, in notional amounts aggregating not in excess of the amount of debt outstanding at any one time.

               In order to consolidate all orders authorizing hedging transactions under one file, National proposes that the authorization for entering into hedging transactions (HCAR No. 26443; file No. 70-8729) be superseded, as of the Order Date, by the Order of the Commission sought herein.

               National also seeks authorization, to the extent needed, to enter into an anticipatory interest rate hedging program (the "Anticipatory Hedge Program") for anticipated debt issuances utilizing Swaps and Derivative Transactions within a limited time prior to the issuance of short- or long-term debt securities. The Anticipatory Hedge Program is designed to reduce risk to National as discussed below.

               National states that it would utilize the Anticipatory Hedge Program to fix and/or limit the interest rate risk associated with any new issuance through (i) a forward sale of exchange-traded U.S. Treasury futures contracts, U.S. Treasury securities and/or a forward swap (each a "Forward Sale"), (ii) the purchase of put options on U.S. Treasury securities (a "Put Options Purchase"), (iii) a Put Options Purchase in combination with the sale of call options on U.S. Treasury securities (a "Zero Cost Collar"), or (iv) some combination of a Forward Sale, Put Options Purchase and/or Zero Cost Collar. The program may be executed on-exchange ("On-Exchange Trades") with brokers through the opening of futures and/or options positions traded on the Chicago Board of Trade ("CBOT"), the opening of over-the-counter positions with one or more counterparties ("Off-Exchange Trades") or a combination of On-Exchange Trades and Off-Exchange Trades. National will determine the optimal structure of the Anticipatory Hedge Program at the time of execution. National may decide to lock in interest rates and/or limit its exposure to interest rate increases. National states that, all open positions under the Anticipatory Hedge Program will be closed on or prior to the date of the new issuance and that National will not, at any time, take possession of the underlying U.S. Treasury securities.

               National states that all transactions entered into under the Hedge Program will be bona fide hedges and will meet the criteria established by the Financial Accounting Standards Board in order to qualify for hedge accounting treatment, and that National will comply with the financial disclosure requirements associated with hedging transactions.

               National  seeks  Commission  approval  of the  entire  Hedge
          Program  to  ensure  the   maximum  flexibility  in   structuring
          effective financing-related hedging strategies.

          E.   OTHER SECURITIES

               In addition to the specific securities for which authorization is sought herein, National also proposes to issue other types of securities that it deems appropriate during the Authorization Period. National requests that the Commission reserve jurisdiction over the issuance of additional types of securities. National also undertakes to file a post-effective amendment which will describe the general terms of each such security and request a supplemental order of the Commission authorizing the issuance thereof by National. National further requests that each supplemental order be issued by the Commission without further time-consuming public notice.

          II.  INTRA-SYSTEM FINANCING BY SUBSIDIARIES

          A.   MONEY POOL/INTERNAL SHORT-TERM FINANCING

               By prior  Commission Order dated December  28,1995 (HCAR No.
          26443; File No. 70-8729), National, Distribution, Supply, Seneca, Highland,Leidy, Horizon, Data-Track, NFR and UCI (collectively, the "Current Money Pool Participants") were authorized to participate in the National System money pool ("Money Pool") through December 31, 2000. The Current Money Pool Participants now propose to continue to participate in, and incur short-term borrowings from, the Money Pool. National also proposes to allow Seneca Independence, Niagara Independence and NET to participate in, and incur short-term borrowings from, the Money Pool. In addition, in order to consolidate all orders authorizing the Money Pool under one file, National proposes that the authorization for the current Money Pool (HCAR No. 26443; File No. 70-8729) be superseded, as of the Order Date, by the Order of the Commission sought herein.

               National states that the Subsidiaries require short-term funds to meet normal working capital requirements. National proposes that the Subsidiaries borrow short-term funds from the Money Pool. National states that the maximum amount of Money Pool borrowing outstanding for each Subsidiary will be determined by National and the Subsidiaries in accordance with business needs.

               National states that at certain times during the year, National and certain of its Subsidiaries generate surplus funds. Each Subsidiary may contribute excess funds to the money pool from time to time.

               National will administer the money pool and coordinate the System's short-term borrowings. Borrowings outside the System, when necessary, will be made by National. National has requested in the Application/Declaration authority to issue or reissue from time to time during the Authorization Period up to $750 million of short-term debt (debt having terms less than or equal to 270 days) outstanding at any one time consisting of borrowings under its credit facilities, the issuance and sale of commercial paper, other borrowings from banks or other financial institutions and/or issuances of other securities. Such borrowed amounts will be included in the money pool. Thus, the money pool funds will be derived from one or more of the following sources:

                    1)   surplus   funds   of   National  and/or   of   its
                         Subsidiaries;

                    2)   proceeds from National's sale of commercial paper;

                    3)   borrowings  by  National   from  banks  or   other
                         financial institutions and/or issuances of other securities.

               National proposes to administer the money pool by matching up, to the extent possible, the short-term cash surpluses and borrowing requirements of itself and its subsidiaries. Subsidiary requests for short-term loans would be met first from available surplus funds of the other subsidiaries, and then from National corporate funds, to the extent available. Once these sources of funds become insufficient to meet the short-term loan requests, borrowings will be made by National through the issuance and sale of commercial paper, borrowings under credit facilities, other borrowing facilities with banks or other financial institutions and/or issuances of other securities. Such borrowings shall not exceed $750 million outstanding at any one time during the Authorization Period.

               Borrowing from the Money Pool
               -----------------------------

               Pursuant to Rule 52, borrowings from the Money Pool by any of the Non-Utility Subsidiaries are exempt transactions under the Holding Company Act. Pursuant to this Application/Declaration, Distribution seeks approval to make borrowings from the Money Pool. Distribution proposes to repay borrowings from the Money Pool principally by means of funds received as a result of providing services to its customers under its tariffs, and from the possible sale of debt or equity securities.

               National, itself, will not borrow from surplus funds of its Subsidiaries.

               Borrowings from the Money Pool, and repayments thereof, will be adequately documented and will be evidenced on the books of each participant who is borrowing funds or lending surplus funds through the Money Pool.

               If only internal funds (surplus funds of National and the Subsidiaries) make up the funds available in the Money Pool, the interest rate applicable and payable to or by subsidiaries for all loans of such internal funds will be the rates for high-grade unsecured 30-day commercial paper sold through dealers by major corporations as quoted in The Wall Street Journal or other national
                                    -----------------------
          financial publications.

               If external funds (funds borrowed by National either through commercial paper or borrowings from banks or other financial institutions) make up all of the funds available in the Money
          Pool, or when both surplus funds from other participating subsidiaries and external funds are concurrently borrowed through the "Money Pool", the interest rate applicable to all such borrowings and payable by borrowing subsidiaries will be equal to National's net cost for such external borrowings.

               Interest will be payable by the borrowing Subsidiary until the principal amount borrowed is fully repaid.

               The Subsidiaries propose to incur short-term borrowings from the Money-Pool to provide financing for general corporate purposes, including the temporary financing of inventories and other working capital requirements and construction spending.

               Neither National nor any of the Subsidiaries currently has an ownership interest in an EWG or a FUCO. None of the internal subsidiary funds (surplus funds of the Subsidiaries available in the Money Pool) will be used for the acquisition of an interest in an EWG or a FUCO with the exception of the following: (i) investment by Horizon of up to $150 million and (ii) investment by NFR or a subsidiary of NFR (if and when formed) of up to $25 million.

          B.   INTERNAL  NON-EXEMPT  LONG-TERM  FINANCING   BY  NON-UTILITY
               SUBSIDIARIES

               In addition, to the extent such transactions are not exempt from the Holding Company Act or otherwise authorized or permitted by rule, regulation or order of the Commission issued thereunder, National requests authority under the Holding Company Act for the Non-Utility Subsidiaries to issue and/or sell securities of any type (collectively, "Internal Non-Utility Securities") to National or other Non-Utility Subsidiaries. Internal Non-Utility Securities would be issued and sold pursuant to the authorization requested herein in one or more transactions from time to time from the Order Date through the earlier to occur of (1) December 31, 2002 or (2) the effective date of any rule of general applicability hereafter adopted by the Commission exempting such transactions (to the extent they remain jurisdictional under the Holding Company Act) from the approval requirements under Sections 6(a) and 7 of the Holding Company Act.

               National hereby requests that the Commission reserve jurisdiction over the issuance of any Internal Non-Utility Securities not currently exempt under Rule 52(b) or otherwise approved by the Commission, pending completion of the record.
          National hereby undertakes to file a post-effective amendment which will describe the general terms of such Internal Non-Utility Securities and requests a supplemental order of the Commission authorizing such issuance. National requests that each such supplemental order be issued by the Commission without further public notice. National would report periodically to the Commission pursuant to Rule 24 under the Holding Company Act concerning the issuance and sale of such Internal Non-Utility Securities to the same extent that such reporting is required by Rule 52(c).

          III. EXTERNAL FINANCING BY SUBSIDIARIES

          A.   EXTERNAL NON-EXEMPT FINANCING BY NON-UTILITY SUBSIDIARIES

               According to National, the Non-Utility Subsidiaries will be active in the development and expansion of energy-related, non-utility businesses. They will be competing with large, well-capitalized companies in different sectors of the energy industry. In order to accomplish investments in such competitive arenas, National believes that it will be necessary for the Non-Utility Subsidiaries to have the ability to engage in financing transactions which are commonly accepted for such types of investments. For example, the Non-Utility Subsidiaries may issue and sell common stock, preferred stock, bonds, notes or other forms of indebtedness pursuant to Rule 52.

               In addition, to the extent such transactions are not exempt from the Holding Company Act or otherwise authorized or permitted by rule, regulation or order of the Commission issued thereunder, National requests authority under the Holding Company Act for the Non-Utility Subsidiaries to issue and/or sell securities of any type (including guarantees) (collectively, "External Non-Utility Securities") to persons other than National (with or without a guarantee being provided by National or another Non-Utility Subsidiary), including banks, insurance companies and other financial institutions. External Non-Utility Securities would be issued and sold pursuant to the authorization requested in the Application/Declaration in one or more transactions from time to time from the Order Date through the earlier to occur of (1) December 31, 2002 and (2) the effective date of any rule of general applicability hereafter adopted by the Commission exempting such transactions (to the extent they remain jurisdictional under the Holding Company Act) from the approval requirements under Sections 6(a) and 7 of the Act.

               Pursuant to the Application/Declaration, National requests that the Commission reserve jurisdiction over the issuance of any External Non-Utility Securities not currently exempt under Rule 52(b) or otherwise approved by the Commission, pending completion of the record. Pursuant to the Application/Declaration, National undertakes to file a post-effective amendment which will describe the general terms of such External Non-Utility Securities and requests a supplemental order of the Commission authorizing such issuance. National requests that each such supplemental order be issued by the Commission without further public notice. National would report periodically to the Commission pursuant to Rule 24 under the Holding Company Act concerning the issuance and sale of such External Non-Utility Securities to the same extent that such reporting is required by Rule 52(c).

          B.   EXTERNAL NON-EXEMPT DEBT FINANCING BY DISTRIBUTION

               National states that it may be necessary for Distribution to have the ability to issue, to persons other than National, non-exempt debt securities. To the extent such debt securities are not exempt from the Holding Company Act or otherwise authorized or permitted by rule, regulation or order of the Commission issued thereunder, National requests authority under the Holding Company Act for Distribution to issue and/or sell debt securities of any type to persons other than National (with or without a guarantee being provided by National or a Non-Utility Subsidiary), including banks, insurance companies, and other financial institutions, in an aggregate principal amount which will not to exceed $250 million.

          C.   FINANCING ENTITIES

               National and the Non-Utility Subsidiaries seek authority to organize new corporations, trusts, partnerships or other entities created for the purpose of facilitating financings through their issue to third parties of interests in such entities. Request is also made for these financing entities to issue such securities to third parties to the extent such transactions are not exempt under Rule 52. Additionally, request is made for authorization with respect to (i) the issuance of debentures or other evidences of indebtedness, pursuant to an indenture or otherwise, by National or a Non-Utility Subsidiary to a financing entity in return for the proceeds of the financing, and (ii) the acquisition by National or a Non-Utility Subsidiary of voting interests or equity securities issued by the financing entity to establish National's or such Non-Utility Subsidiary's ownership of the financing entity. National and the Non-Utility Subsidiaries also request authorization to enter into guarantees and expense agreements with their respective financing entities, pursuant to which they would agree to pay all amounts payable with respect to securities issued by such entities.

               Such guarantee authority with respect to their respective financing entities will not exceed $250 million in the aggregate at any one time during the Authorization Period.

          IV.  GUARANTEES BY NATIONAL

               National requests authorization  to guarantee securities  of its Subsidiaries, and provide other forms of credit support with respect to obligations of its Subsidiaries as may be necessary or appropriate to enable them to carry on in the ordinary course of their respective businesses subject to a maximum aggregate limitation on such guarantee authority at any one time of $2 billion. The $2 billion of guarantees is in addition to any financing requested in the Application/Declaration. Such authorization of National to provide credit support would supersede and replace the authorization of National to guarantee up to $500 million of obligations as set forth in the order of the Commission dated November 12, 1993 (HCAR No. 25922). Guarantees made directly or indirectly by National to any Subsidiary which is an EWG, FUCO, Energy Related Company or Gas-Related Company will be subject to the limitations of Rules 53 or 58, as applicable. National states that terms and conditions of any guarantees will be negotiated on a case by case basis as the need arises. Guarantees and other forms of credit support provided by National on behalf of any EWG or FUCO would be subject to the limitations of Rule 53, and any guarantee or other form of credit support provided on behalf of any Energy-Related Company or Gas-Related Company would be subject to the limitations of Rule 58.

          V. USE OF FINANCING PROCEEDS FOR ACQUISITIONS OF EWGS, FUCOS, GAS-RELATED COMPANIES AND ENERGY-RELATED COMPANIES

               National proposes to use some or all of the proceeds  of the financings proposed herein to make exempt investments in EWGs and FUCOs in an aggregate amount at any time outstanding which, when added to National's "Aggregate Investment" (as defined in Rule 53(a)(1)) in any EWGs or FUCOs at any time, shall not exceed 50% of National's "Consolidated Retained Earnings" (also as defined in Rule 53(a)(1)). This investment limitation will supersede and replace the $150 million Investment Limit set forth in the HCAR No. 35-26364 (File No. 70-8649) dated August 29, 1995. Any guarantees of securities issued by, or other obligations of, any EWG or FUCO or "Intermediate Company" organized for the purpose of acquiring and holding the securities of any EWG or FUCO would also be included in National's "Aggregate Investment" under Rule 53.

               National is in  compliance and will  comply with Rule  53(a)
          and all other applicable rules under the Holding Company Act, including, without limitation, such rules as may be promulgated in the future pursuant to Section 33 of the Holding Company Act. National states that its Aggregate Investment in EWGs and FUCOs is zero. National states that its National's average Consolidated Retained Earnings, pursuant to Rule 53(a)(1), for the four quarters ended September 30, 1997 is approximately $473,476,000. National states that it and its subsidiaries commit that they will maintain books and records and financial statements to identify investments in and earnings from EWGs and FUCOs in which they may directly or indirectly hold an interest. National has undertaken to provide the SEC access to such books and records and financial statements that will be available to National upon the request of the SEC. Thus, the Rule 53(a)(2) requirements will be satisfied. National states that no more than 2% of the employees of Distribution will render services, at any one time, directly or indirectly, to the EWGs or FUCOs in which National may directly or indirectly hold an interest, thereby satisfying Rule 53(a)(3). National states that all of the documents required to be filed under Rule 53(a)(4) with federal, state and local regulators having jurisdiction over the retail rates of Distribution have been submitted.

               National states that none of the conditions described in Rule 53(b) exist with respect to National, thereby satisfying Rule 53(b) and making Rule 53(c) inapplicable.

               National also proposes to use some or all of the proceeds of the financings proposed herein to make exempt investments under Rule 58. National states that currently, its Aggregate Investment, as defined in Rule 58(b)(3), in Energy-Related Companies is zero.